                             UNDERWRITING AGREEMENT

         This amended and restated Agreement dated March 10, 1995 amends and restates the Agreement dated September 12, 1988, between Weitz Series Fund, Inc., a Minnesota corporation (the "Fund"), and Weitz Securities, Inc. (the "Underwriter"):

                                   WITNESSETH:
                                   -----------

         In consideration of the mutual covenants herein contained, it is agreed as follows:

         1. Appointment of Fund Underwriter. The Fund hereby appoints the Underwriter as its exclusive agent to sell shares of common stock of the Fund ("Shares") during the term of this Agreement. The Underwriter hereby accepts the appointment and agrees to use its best efforts to find investors to purchase Shares through the Underwriter. The Underwriter does not undertake to sell any specific number of Shares.

         2. Sale of Shares through Underwriter. The Fund hereby agrees to offer and sell through the Underwriter as its agent, Shares of the Fund at the applicable public offering price consisting of the net asset value per share. The Fund reserves the right to reject any offer to purchase its Shares.

         3. Fund to Supply Net Asset Value. The Fund shall determine in the manner provided in the Fund's By-Laws, and promptly furnish to the Underwriter, a statement of the net asset value per Share as often and at such times as the Fund shall determine, but not less than daily as of the close of business of the New York Stock Exchange on any business day on which the New York Stock Exchange is open for unrestricted trading. The net asset value shall become effective at such time and shall remain in effect during such period as may be stated in a statement thereof furnished to the Underwriter by the Fund.

         4. Delivery of Shares. Upon receipt by the Fund at its principal place of business of a written order or confirmation from the Underwriter, the Fund will, if it elects to accept such order, as promptly as practicable, cause certificates for the Shares called for in such order or confirmation to be delivered in such amounts and in such names as shall be requested by the Underwriter if shares are then evidenced by certificates, or, in the absence of such a request or if the shares shall not then be evidenced by certificates, shall cause an entry to be made in the records maintained by or on behalf of the Fund crediting such Shares to the account of the purchaser thereof, in either event against payment therefor in such manner as may be acceptable to the Fund.

         5. Underwriter Not Agent of Fund in Certain Circumstances. In making agreements with its salesmen or with dealers, the Underwriter shall act only in its own behalf as principal and not as agent for the Fund. Underwriter shall be agent for the Fund only in respect of sales of the Fund's Shares.

         6. Issue of Shares by Fund to Shareholders as Dividend. Nothing herein shall prevent the Fund from issuing, distributing, or transferring Shares, whether treasury or newly issued shares, at any time to its stockholders as stock dividends, for not less than the net asset value of such Shares.

         7. Information Furnished by Fund to Underwriter. The Fund shall furnish the Underwriter from time to time for use under Federal and state laws in the filing of registration statements, copies of corporate documents, agreements and any other related documents; provided that the Fund shall pay all legal, accounting, registration and filing fees incident to such registrations and filings.

         8. Sales Literature. The Underwriter shall pay the initial and continuing expenses of preparing, printing and distributing all advertising and sales literature.

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         9.    Indemnities.

         (a) The Fund agrees to indemnify, defend and hold Underwriter, its officers and directors and any person who controls Underwriter within the meaning of Section 15 of the Securities Act of 1933, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which Underwriter, its officers and directors or any such controlling person may incur under the Securities Act of 1933, or under the common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Fund's Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading; providing, however, that this indemnity, to the extent that it might require indemnity of any person who is an officer or director or controlling person of Underwriter and who is also a director or officer of the Fund, shall not inure to the benefit of such officer or director or controlling person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the Securities Act of 1933; and further provided, that in no event shall anything herein contained be so construed as to protect Underwriter (or its officers and directors or any controlling persons) against any liability to the Fund or its security holders to which Underwriter would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. The Fund's agreement to indemnify Underwriter, its officers and directors and any such controlling person as aforesaid is expressly conditioned upon its being notified of any action brought against Underwriter, its officers and directors or any such controlling person, such notification to be given by letter or telegram addressed to the Fund at its principal office in Omaha, Nebraska, and sent to it by the person against whom such action is brought, within ten (10) days after the summons or other legal process shall have been served. The failure to so notify the Fund of any such action shall not relieve it from any liability which it may have to the person against whom such action is brought by reason of any such alleged untrue statement or omission otherwise than on account of the indemnity contained in this paragraph. The Fund will be entitled, at its election, to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by the Fund and approved by Underwriter. In the event the Fund does elect to assume the defense of any such suit and retain counsel of good standing approved by the Underwriter, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Fund does not elect to assume the defense of any such suit, or in case Underwriter does not approve of counsel chosen by the Fund, the Fund will reimburse Underwriter, its officers and directors, or the controlling person named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by Underwriter or them. This indemnity will inure exclusively to Underwriter's benefit, to the benefit of its successors, to the benefit of its officers and directors and their respective estates, and to the benefit of any controlling person and its successors. The Fund agrees to notify the Underwriter promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issue and sale of any of its Shares.

         (b) Underwriter agrees to indemnify, defend and hold the Fund, its several officers and directors, and any person who controls the Fund within the meaning of Section 15 of the Securities Act of 1933, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Fund, its officers or directors, or any such controlling person may incur under the Securities Act of 1933 or under the common law or otherwise: but only to the extent that such liability or expense incurred by the Fund, its officers of directors, or such controlling person resulting from such claims or demands shall arise out of or be based upon any alleged untrue statement of a material fact contained in information furnished in writing by Underwriter to the Fund for use in the Fund's Registration Statement or Prospectus or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or

Prospectus or necessary to make such information not misleading. Underwriter's agreement to indemnify the Fund, its officers and directors, and any such controlling person is expressly conditioned upon its being notified of any action brought against the Fund, its officers and directors and any such controlling person, such notification to be given by letter or telegram addressed to Underwriter at its principal office in Omaha, Nebraska, and sent to it by the person against whom such action is brought, within ten (10) days after the summons or other first legal process shall have been served. Underwriter shall have a right to control the defense of such action, with counsel of its own choosing, satisfactory to the Fund, if such action is based solely upon such alleged misstatement or omission on its part, and in any other event Underwriter or such controlling person shall each have the right to participate in the defense or preparation of the defense of any such action. The failure to so notify Underwriter of any such action shall not relieve Underwriter from any liability which Underwriter may have to the Fund, its officers or directors, or to such controlling person by reason of any such untrue statement or omission on Underwriter's part otherwise than on account of its indemnity contained in this paragraph.

         10. Registration and Qualification of Underwriter and Salesmen.

         (a) Underwriter shall be registered and qualified to act as a broker-dealer with the U.S. Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the securities commissions of the states where the Shares of the Fund will be offered. Underwriter will comply with all Federal and state securities laws applicable to the offer and sale of securities and to the operation and conduct of the business of a broker-dealer.

         (b) Underwriter, at its sole expense, shall employ, train, register and qualify such securities salesmen in such states as shall be agreed upon by the Underwriter and the Fund. Thereafter, Underwriter shall supervise the activities of such salesmen to assure their continuing compliance with the applicable securities law.

         11. Assignment Terminates this Agreement; Amendment of this Agreement. This Agreement shall automatically terminate in the event of its assignment; and this Agreement may be amended only if the terms of the amendment are approved either (a) by action of a majority of the Fund's directors and by a majority of those directors of the Fund who are not interested or affiliated persons of the Underwriter or officers or employees of the Fund or (b) by affirmative vote of the holders of a majority of the outstanding voting securities of the Fund.

         12. Effective Period and Termination of this Agreement.

         (a) This Agreement shall become effective as of the date first set forth above and shall continue in force for an indefinite period, subject to prior termination as provided herein, but only so long as its continuance shall be specifically approved at least annually by a vote of a majority of the Board of Directors of the Fund or by a vote of the majority of the outstanding voting securities of the Fund. In any event, this Agreement shall not be renewed or performed unless it has been approved annually by a majority vote of those directors of the Fund who are not parties to such agreement or interested or affiliated persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

         (b) This Agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, in either case upon sixty (60) days' written notice to the Underwriter, and it may be terminated by the Underwriter upon sixty (60) days' written notice to the Fund.

         13. Definitions. For the purpose of this Agreement, the terms "vote of a majority of the outstanding securities," "assignment," "affiliated person" and "interested person" shall have the respective meanings specified in the Investment Company Act of 1940 as now or hereafter in effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

                                                     WEITZ SERIES FUND, INC.


                                                     By /s/ Wallace R. Weitz
                                                       ---------------------
                                                        President

Attest:


/s/ Mary K. Beerling
--------------------
        Secretary


                                                     WEITZ SECURITIES, INC.


                                                     By /s/ Wallace R. Weitz
                                                       ---------------------
                                                        President

Attest:


/s/ Mary K. Beerling
--------------------
      Secretary